EXHIBIT 14(b)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement under the Securities Act of 1933 on Form N-14 (the “Registration Statement”) of our report dated May 19, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004, Annual Report to Shareholders of the State Street Research Money Market Fund (a series of State Street Research Money Market Trust). We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated August 1, 2004, incorporated by reference in the Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts

November 5, 2004